Consent of Independent Registered Public Accounting Firm

To the Board of Directors
MGN Technologies, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 the use of our audit report dated April 18, 2007 (except for Note 7, May 2, 2007) on the consolidated balance sheets of MGN Technologies, Inc. as at December 31, 2006 and 2005 and the consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended and for the cumulative period from March 3, 2003 (inception) to December 31, 2006.

Chartered Accountants
Vancouver, Canada

September 6, 2007